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                                                                    EXHIBIT 10.1
                                 Amendment No. 1
                                     to the
                         CIGNA LONG-TERM INCENTIVE PLAN

1. Section 11.3 of Article 11 of the Plan is amended in its entirety, to read as follows:

         11.3 UNEXERCISED OPTIONS, GRANT FORFEITURES AND OPTIONS EXERCISED WITH COMMON STOCK.

                  (a) All Common Stock (1) under options granted under this Plan which expire or are canceled or surrendered or
                           (2) which is forfeited pursuant to Section 7.4, shall be available for further awards under this Plan upon such expiration, cancellation, surrender and forfeiture; and

                  (b) Any Common Stock which is used by a Participant as full or partial payment to the Company for the purchase of Common Stock acquired upon exercise of a stock option granted under this Plan, and any shares withheld by the Company to satisfy a Participant's tax withholding obligations, shall be available for further awards under this Plan.

2. Section 15.6 of Article 15 is amended in its entirety to read as follows:

         15.6 WITHHOLDING TAXES. Upon the exercise of any option or stock appreciation right, the vesting of any Restricted Stock, or payment of any award described in Section 4.1(d), (e) or (f), or upon the exercise of an Incentive Stock Option prior to the satisfaction of the holding period requirements of Code
                  Section 422, the Company shall have the right at its option to:

                  (a) require the Participant (or personal representative or beneficiary) to remit an amount sufficient to satisfy federal, state and local withholding taxes; or

                  (b) deduct, from any amount payable, the amount of any taxes the Company may be required to withhold with respect to such transaction.

                  The Committee may require, or permit, the Participant to remit such amount in whole or in part in Common Stock. If the Committee permits a Participant to elect to remit such amount in Common Stock, any such election shall be made on or prior to the date the withholding obligation arises and be subject to the disapproval of the Committee. The Committee may establish such additional conditions as it deems appropriate. If the Participant remits such amount in Common Stock, the number of shares of Common Stock delivered to or on behalf of a Participant shall be reduced by the number of shares so remitted. Common Stock so remitted shall be valued using the Fair Market Value of Common Stock as of the date the withholding obligation arises.




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3.       Article 15 of the Plan is amended by deleting Section 15.13.